Exhibit 99.1

XPO Logistics Names Aris Kekedjian to Board of Directors

GREENWICH, Conn. — October 16, 2019 — XPO Logistics, Inc. (NYSE: XPO) today announced the appointment of Aris Kekedjian to its board of directors. Kekedjian has joined the board as an independent director of the company. XPO’s board now consists of nine directors, eight of whom are independent.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Aris has three decades of Fortune 20 experience, and has executed M&A transactions with a combined value of over $300 billion. His C-suite background adds a strong global component to the financial acumen of our board.”

Kekedjian’s expertise spans 30 years with General Electric Company, where he most recently served as chief investment officer from 2016 to 2019. During this time, he was instrumental in the $30 billion merger between GE Oil & Gas and Baker Hughes, which combined industrial service operations in 120 countries. Additionally, he led acquisitions in disruptive industries, including the industrial Internet of Things, 3D printing, life sciences and renewable energy. His earlier positions at GE Company included roles as deputy treasurer and as managing director, Latin America.

As a divisional executive at GE, Kekedjian served as global head of financial portfolio management and M&A for GE Capital; chief financial officer of GE Banking and Consumer Finance (GE Money) for the Europe, Middle East and Africa (EMEA) region; and chief executive officer of GE Capital for the MEA region, among other roles.

Kekedjian currently advises global companies on finance and M&A strategies. He holds a degree in finance and international business from Concordia University in Montreal, Canada. He formerly served on the board of directors of transportation geo-technology provider Maptuit (now Verizon), and on the advisory board of enterprise software company eMOBUS (now Asentinel).

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 30 countries, with 1,537 locations and approximately 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO's corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. xpo.com

Investor Contact
XPO Logistics, Inc.
Tavio Headley
+1-203-930-1602
tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.
Erin Kurtz
+1-203-489-1586
erin.kurtz@xpo.com